As filed with the Securities and Exchange Commission on August 5, 2016

Registration No. 333- 177936

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-177936

UNDER

THE SECURITIES ACT OF 1933

NISKA GAS STORAGE PARTNERS LLC

(Exact name of registrant as specified in its charter)

Delaware	65-1855740
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

170 Radnor Chester Road, Suite 150
Radnor, PA 19087
(484) 367-7432

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Name, address, including zip code, and telephone number, including area code, of agent for service:	Copy of communications to:
Jason A. Dubchak 170 Radnor Chester Road, Suite 150 Radnor, PA 19087 (484) 367-7432	E. Ramey Layne Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed by Niska Gas Storage Partners LLC, a Delaware limited liability company (the “Company”), with the Securities and Exchange Commission:

•                  Registration No. 333-177936, filed on Form S-8 on November 14, 2011, pertaining to the registration of 3,718,521 common units representing limited liability company interests in the Company (“Common Units”) issuable under the Niska Gas Storage Partners LLC 2010 Long Term Incentive Plan.

On July 19, 2016, the Company was acquired by Swan Merger Sub LLC (“Merger Sub”), pursuant to the Agreement and Plan of Merger and Membership Interest Transfer Agreement (the “Merger Agreement”), by and among the Company, Niska Gas Storage Management LLC, Niska Sponsor Holdings Coöperatief U.A., Swan Holdings LP and Merger Sub.  On August 1, 2016, Merger Sub converted to Niska Gas Storage Partners L.P. by filing a certificate of conversion from a limited liability company into a limited partnership and a certificate of limited partnership of Niska Gas Storage Partners L.P. with the Office of the Secretary of State of the State of Delaware.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities registered but unsold under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Radnor, in the State of Pennsylvania, on this 5th day of August, 2016.

NISKA GAS STORAGE PARTNERS L.P.

By	Swan GP LLC, its general partner

By	Brookfield Infrastructure Fund GP II LLC, its sole manager

By:	/s/ Fred Day
Name:	Fred Day
Title:	Vice President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement have been signed below by the following persons on behalf of the registrant and in the capacities indicated on August 5, 2016.

Name	Title

/s/ FRED DAY	Vice President*
FRED DAY	Brookfield Infrastructure Fund GP II LLC, as sole manager of Swan GP LLC, as general partner of Niska Gas Storage Partners L.P.

*  Niska Gas Storage Partners L.P. and Swan GP LLC do not have any officers or directors.  Instead, Brookfield Infrastructure Fund GP II LLC (1) is the sole manager of Swan GP LLC and Swan GP LLC is the general partner of Niska Gas Storage Partners L.P. and (2) performs similar functions to a board of directors.

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